AMENDMENT TO SUBADVISORY AGREEMENT

This AMENDMENT TO SUBADVISORY AGREEMENT (this “Amendment”), dated September 22, 2025, amends the SUBADVISORY AGREEMENT made as of November 1, 2024 (the “Agreement”), by and between PUTNAM INVESTMENT MANAGEMENT, LLC, a limited liability company organized and existing under the laws of the State of Delaware (hereinafter called “PIM”), and FRANKLIN TEMPLETON INVESTMENT MANAGEMENT LIMITED (“FTIML”), a corporation existing under the laws of the United Kingdom.

WHEREAS, both PIM and FTIML desire to revise the sub-advisory fee of the Agreement with respect to Putnam International Equity Fund and Putnam VT International Equity Fund (together the “Funds” and each, a “Fund”).

NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree as follows:

1.	Management Fee. With effect as of September 22, 2025 and thereafter, the first paragraph of Section 6(a) of the Agreement is hereby deleted and replaced with the following.

6.  (a)  In payment for the investment advisory services to be rendered by FTIML under Section 1(a)(i) hereunder with respect to each of Putnam International Equity Fund and Putnam VT International Equity Fund, PIM shall pay a monthly fee in U.S. dollars to FTIML equal to 50% of the net investment advisory fee payable by the Fund to PIM (the “Net Investment Advisory Fee”), calculated daily, as compensation for the services rendered and obligations assumed by FTIML hereunder during the preceding month.

2.	Miscellaneous.
(a)	Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to such terms in the Agreement.
(b)	Except as expressly amended hereby, all terms and provisions of the Agreement remain in full force and effect.
(c)	This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Subadvisory Agreement to be duly executed and attested by their duly authorized officers.

PUTNAM INVESTMENT MANAGEMENT, LLC

By: /s/ R. Shepherd Perkins
R. Shepherd Perkins
Title: President

FRANKLIN TEMPLETON INVESTMENT MANAGEMENT LIMITED

By: /s/ Andrew Ashton
Andrew Ashton
Title: Director